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                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant  [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
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     14a-6(e)(2))
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND
                (Name of Registrant as Specified in Its Charter)

     ______________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     number, or the Form or Schedule and the date of its filing.

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JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND PROXY Q&A

For Internal Use Only. Do Not Distribute.

Q: WHAT ARE THE PROPOSALS SHAREHOLDERS ARE BEING ASKED TO VOTE?

A: The proxy each shareholder received contains the following proposals:

(1) To elect Mr. Carlin and Mr. Cunningham as Trustees to serve until their respective successors are duly elected and qualified.

(2) To eliminate the fund's policy of investing at least 25% of its net assets in securities issued by financial services corporations.

(3) To modify the fund's utilities sector concentration policy to permit investments in foreign utilities corporations.


Q: WHY IS IT SO IMPORTANT THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE BOARD'S TWO NOMINEES?

A: The fund has received written notice from a dissident shareholder stating an intention to nominate a slate of two individuals for election as Trustees at the meeting. The Board has nominated Messrs. Carlin and Cunningham as the current nominees for election by the common shareholders. Messrs. Carlin and Cunningham are highly qualified and experienced in overseeing closed-end funds. They have a proven track record of protecting the long-term interests of all stockholders. They actively supported each of the actions listed below (see steps taken to reduce discount), and have been vigilant in monitoring compliance with the investment mandate and the benefits to common shareholders from the preferred stock. Thanks to the continued leadership of the existing Board, the net expense ratio paid by Fund shareholders is consistently below the median of its peers. We urge shareholders to vote for these nominees on the GOLD proxy card that accompanies the proxy statement and not to execute a proxy card in favor of any other persons.

Please do not send back any white card you receive, even to vote against the dissident shareholder.

Q: WHAT IS THE DISSIDENT CANDIDATE'S GOAL IN TRYING TO UNSEAT OUR TRUSTEES?

A: These dissidents seem singularly intent on temporarily reducing the market discount to NAV by conducting a large tender offer that your Board believes would allow speculative short-term traders to exit their positions at the expense of long-term investors and may jeopardize the Fund's ability to sustain its current attractive, tax-advantaged distribution rate.

Your Board believes that the Fund's operations and investment policies should remain focused on pursuing sustainable tax-advantaged returns for all investors, rather than short-term windfalls that benefit hedge funds and other short-term investors. Your Board does not believe that dissident's interests align with those of long-term Fund investors.
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Q: WHAT IS THE DISSIDENT CANDIDATE'S STRATEGY?

A: Western Investment, a hedge fund, would like your Board to authorize a self tender for 25% to 30% of the Fund at 95% of its NAV. This one-time self tender would likely increase the trading price of shares only for a brief time - long enough for Western Investment to reap a sizable short-term profit on a derivative position in 614,360 Fund shares that will expire on May 5, 2008 and on the additional ownership position that the hedge funds acquired just before this proxy contest began

One of the dissident candidates manages hedge funds that acquired most of their Fund shares just before the proxy contest was launched, through a complicated series of purchases and sales. This hedge fund manager also holds a large leveraged derivatives position in the Fund's shares. This is not the first closed-end fund against which this hedge fund manager has initiated a proxy contest shortly after acquiring a sizeable stake. HTD was never designed as a vehicle for speculative short-term trading purposes.

One of the dissident candidates reports no registered fund board experience and the other reports less than a year's experience on the board of a competitor fund, which could even conflict with services to your Fund.

Western Investment has not criticized the existing Board's oversight of investment mandates, compliance, performance, expense management, or other matters. Instead, Western Investment has made only one proposal and seemingly seeks the election of the dissidents to promote that proposal.

Q: HOW WOULD THE DISSIDENT'S PROPOSAL OF A SELF TENDER ADVERSELY AFFECT THE
FUND?

A: Your Board believes that a 25% to 30% self tender will not create a sustainable discount reduction, but will adversely affect long-term investors who would shoulder the disruptive effects and costs of the forced liquidation of over a quarter of the Fund's investments to pay for the self tender. This is also likely to present potentially significant adverse tax consequences for common shareholders in a Fund that is designed to be tax-advantaged. A self tender that significantly shrinks the size of the Fund can lead to less diversification, decreased economies of scale, higher expense ratios, and forced changes to the Fund's leverage and investment strategies.

Q: WHAT STEPS HAS THE BOARD TAKEN IN REDUCING THE DISCOUNT?

A: While market discounts are common among closed-end funds, your Board has taken several steps to narrow the discount with strategies that it believes benefit all shareholders including:

     o Managed distribution plan that enhances a fund's regular distribution rate by including long-term capital gains can reduce the market discount. A fund must obtain an exemptive order from the SEC to adopt such a plan. The SEC announced that it would begin accepting applications for such orders on December 1, 2006. Less than a week later, your Board approved filing an application. Unfortunately, despite your Board's proactivity, over fourteen months later, the SEC still has not granted any orders.

     o For at least the past year, the Board has been exploring ways to enhance yield, including asking management to study investment strategy changes. This dialogue led the Board to propose the two strategy changes described in the Fund's proxy statement (see proposals 2 & 3). Another strategy change to increase the Fund's ability to invest in foreign securities has already been approved.

     o The Board has adopted a new level distribution plan that increases regular distributions without the need for an SEC order (on an annualized basis, the increased distributions are expected to qualify for the maximum 15% Federal income tax rate and equate to a NAV distribution rate of 8.39% and a market value distribution rate of 8.92% based on the Fund's February 29, 2008 NAV and market value; these rates will vary over time). An 8% distribution taxed at 15% is comparable to a 10% distribution taxed at the maximum Federal rate.
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     o The Board has introduced an open-market share repurchase program. The plan allows the Fund to purchase, in the open market, up to 10% of its outstanding common shares through December 31, 2008. The share repurchase program is intended to increase the Fund's NAV per share of the Fund's remaining common shares. It could also have the benefit of providing additional liquidity in the trading of the common shares.

Q: HAS THE DISCOUNT NARROWED SINCE IMPLEMENTING THESE CHANGES?

A: Yes, since these steps were announced, the discount has narrowed from 12.83% as of December 4, 2007 to 7.52% as of March 5, 2008.

Additional HTD Proxy Proposals

Q: WHAT IS THE BENEFIT OF ELIMINATING THE FUND'S FINANCIAL SERVICES CORPORATIONS CONCENTRATION?

A: The fund currently "concentrates" (i.e., invests at least 25% of its net assets) in securities issued by U.S. corporations in the financial services sector.

Fund management proposes that this concentration policy be eliminated, which would increase the fund's investment flexibility. Management believes that this proposed change will not affect the fund's investment objective of providing a high level of after-tax total return from dividend income and capital appreciation.

Fund management believes and the Board agrees that the elimination of the financial sector concentration policy will benefit the fund and its shareholders. Elimination of this requirement will give the fund's portfolio management team additional flexibility to buy and sell securities for the fund that the team feels will benefit the fund, rather than to meet minimum thresholds. This restriction inhibits the team's ability to pursue investment opportunities with strong yield potential in more favorable sectors. The recommended change will provide an opportunity to enhance the yield and overall performance of the fund. To the extent that the fund's distribution rate and investment performance improve, market demand for the fund's common shares may increase, which may help reduce the trading discount in these shares.

By eliminating the concentration policy with respect to investing in financial services corporations, the fund would reduce its exposure to this market sector, thereby reducing its risk of loss attributable to a general decline in the value of securities issued by these corporations. Conversely, the fund would also reduce its ability to gain from a general increase in the value of such securities.


Q: WHAT IS THE BENEFIT OF MODIFYING THE FUND'S UTILITIES SECTOR CONCENTRATION POLICY TO PERMIT INVESTMENT IN FOREIGN CORPORATIONS?

A: The fund currently concentrates its investments in securities issued by U.S. corporations in the utilities sector. Fund management proposes that this concentration policy be revised to remove the reference to "U.S.," thereby permitting the fund to satisfy the policy by investing in both U.S. and foreign utilities corporations, rather than only U.S. corporations. In the Adviser's view, this would increase the fund's investment flexibility. Although modifying the utilities sector concentration policy would permit greater investment in foreign utilities corporations, the fund would not be required to do so.

Fund management believes and the Board agrees that the proposed modification of the utilities sector concentration policy will benefit the fund and its shareholders. Management believes that this proposed change will not affect the fund's investment objective of providing a high level of after-tax total return from dividend income and capital appreciation. Under the fund's current policy, investments in foreign securities do not count toward the fund's required minimum concentration in utilities corporations. This restriction inhibits the team's ability to pursue investment opportunities with strong yield potential in more favorable foreign markets. Removing the reference to U.S. corporations will give the fund's portfolio management team additional flexibility, allowing foreign investments to qualify for the fund's concentration policy with respect to utilities.

Q: HOW WILL THE HTD'S CURRENT CONCENTRATION POLICY CHANGE WITH RESPECT TO PROPOSALS TWO & THREE?

The current investment policy language reads as follows:

The fund intends to concentrate its investments in securities issued by U.S. corporations in the related groups of industries comprising each of the utilities sector and the financial services sector and will be subject to certain risks due to such emphasis.

SCENARIO #1- IF SHAREHOLDERS APPROVE BOTH PROPOSAL TWO AND PROPOSAL THREE: The fund's overall industry concentration policy will be revised as follows:

The fund intends to concentrate its investments in securities issued by corporations in the related group of industries comprising the utilities sector and will be subject to certain risks due to such emphasis.

SCENARIO #2 - IF SHAREHOLDERS APPROVE PROPOSAL TWO BUT NOT PROPOSAL THREE: The fund's concentration policy will be revised as follows:

The fund intends to concentrate its investments in securities issued by U.S. corporations in the related groups of industries comprising the utilities sector and will be subject to certain risks due to such emphasis.

SCENARIO #3 - IF SHAREHOLDERS DO NOT APPROVE PROPOSAL TWO BUT APPROVE PROPOSAL
THREE: The fund's concentration policy will be revised as follows:

The fund intends to concentrate its investments in securities issued by corporations in the related groups of industries comprising each of the utilities sector (all corporations) and the financial services sector (U.S. corporations only) and will be subject to certain risks due to such emphasis.

SCENARIO #4 - IF SHAREHOLDERS APPROVE NEITHER PROPOSAL TWO NOR PROPOSAL THREE:
The fund's overall industry concentration policy will remain the same.

Q: HOW DO SHAREHOLDERS VOTE?

A: If a shareholder holds shares in a brokerage or bank account (in "street name"), their broker or bank cannot vote their shares this year (as it has in past routine annual meetings) unless they complete, sign and return the GOLD proxy voting form. If the shareholder holds shares in "street name", they can also vote by telephone at 1-800-454-8683 or internet at www.proxyvote.com (the shareholders should please consult the GOLD proxy card and the materials they receive from their broker or bank for further information).

Shareholders must NOT send back any white card they receive, even to vote against the dissident slate. Doing so will cancel any prior vote cast for our current Board. Shareholders must return only the GOLD proxy card.

If a shareholder hold shares directly in their own name, they must vote by either executing the GOLD proxy card or voting at the meeting in person.

Q: WHO SHOULD SHAREHOLDERS CALL IF THEY HAVE QUESTIONS ABOUT VOTING THE PROXY?

A: If shareholders have questions about voting the proxy or instructing their bank or broker how to vote on their behalf, they should contact the proxy solicitor, The Altman Group, Inc. toll-free at 1-866-745-0264.

Q: IF A SHAREHOLDER HAS ALREADY VOTED, CAN THEY CHANGE THEIR VOTE?

A: If a shareholder has already returned a white proxy card, they have the right to change their vote. The shareholders can still support their Board by returning a GOLD proxy card. Only the latest dated proxy card will count.

If a shareholder wants to revoke a proxy, they may do so before it is exercised at the meeting by filing a written notice of revocation with the fund, by returning a signed proxy with a later date before the meeting or, if attending the meeting and voting in person, by notifying the fund's secretary at any time before their proxy is voted.

The contact information is as follows:

Thomas M. Kinzler, Secretary and Chief Legal Officer
John Hancock Tax-Advantaged Dividend Income Fund
601 Congress Street, Boston, Massachusetts 02210-2805




For Internal Use Only.                                        PROXY Q&A 03/08
Do Not Distribute.